Exhibit 99.1

VBI Vaccines Announces Results of Annual General Meeting

CAMBRIDGE, Mass. (June 23, 2023) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI” or the “Company”), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced the voting results from its annual general meeting of shareholders held on June 23, 2023 (the “Meeting”).

The total number of common shares of the Company (“Common Shares”) represented by shareholders (“Shareholders”) present in person or represented by proxy at the Meeting was an aggregate of 5,560,730 Common Shares, representing 64.60% of VBI’s issued and outstanding Common Shares as of the record date for the Meeting, April 26, 2023.

The voting results with respect to each of the following eight director nominees, as described in the Company’s proxy statement dated May 1, 2023 (the “Proxy Statement”), all of whom previously served as directors of the Company, were as follows:

Nominee	Votes For	%	Votes Withheld	%
Steven Gillis	2,149,267	84.82%	384,590	15.18%
Damian Braga	2,277,929	89.90%	255,931	10.10%
Joanne Cordeiro	2,327,969	91.87%	205,888	8.13%
Michel De Wilde	2,276,500	89.84%	257,357	10.16%
Vaughn Himes	2,284,875	90.17%	248,982	9.83%
Blaine H. McKee	2,333,881	92.11%	199,977	7.89%
Jeffrey R. Baxter	2,204,880	87.02%	328,977	12.98%
Nell Beattie	2,253,500	88.94%	280,358	11.06%

Each of the other matters put forward before the Shareholders for consideration and approval at the Meeting, as described in the Proxy Statement, were duly approved by the requisite number of votes. The Shareholders voted in favor of appointing EisnerAmper LLP as VBI’s independent registered public accounting firm for the ensuing year and authorizing the audit committee of VBI’s board of directors to fix its remuneration. The Shareholders also approved, each on an advisory basis, the frequency of holding an advisory vote on executive compensation every three years, and the compensation paid to the Company’s named executive officers as set forth in the Proxy Statement.

Additional information regarding the results of all matters voted upon at the Meeting may be found in the Company’s SEC and SEDAR filings.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel. For more information, visit www.vbivaccines.com.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com